Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-130651, 333-125426, 333-66594, 333-75762, 333-76938, and 333-109446 on Form S-8 of our reports dated March 3, 2006 relating to the financial statements and financial statement schedule of Bunge Limited and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bunge Limited for the year ended December 31, 2005.

/s/  DELOITTE & TOUCHE LLP

New York, New York
March 14, 2006